Cnr Stirling Hwy & Fairlight St., Mosman
Park, Western Australia 6012, Australia

PRESS RELEASE

Tierra Grande Resources Proposes Private Placement of Shares

Mosman Park, Western Australia, August 29, 2013 – Tierra Grande Resources Inc.(the “Company” or “Tierra Grande”) (OTCBB: TGRI) announces today that it proposes a private placement of common stock shares of the Company to raise up to US$500,000. The funds from the placement will be used primarily to conduct due diligence on the previously announced Buldibuyo Gold Project.

The Buldibuyo Gold Project has previously operated as a labour intensive gold mine which was identified by the Peruvian based Tierra Grande team. As part of this due diligence process, Tierra Grande plans to re-enter the underground mine area and independently validate the on-ground infrastructure such as the CIP plant, access roads and mains power. Additionally the company has commenced legal due diligence and a review of the high grade ore body in anticipation of mining recommencing.

The shares to be offered have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

For further information, please contact Mr. Mark Kalajzich, President & CEO, at mark@tgresources.com.

About Tierra Grande Resources Inc.:

Tierra Grande Resources is an exploration stage company whose principal business is the acquisition and exploration of mineral resources. Information about the business of the company can be found in its filings with securities regulatory authorities.

Forward-looking Statements:

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could", "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.